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                                                                Exhibit 10.16

              GENERAL MUTUAL RELEASE AND SETTLEMENT AGREEMENT

                              I. PARTIES

     This General Mutual Release and Settlement Agreement ("Agreement") is entered into on the dates set forth below next to the signatures below by and between ENDLESS YOUTH PRODUCTS, INC., a Nevada Corporation ("ENDLESS YOUTH"), and SUN TEN LABORATORIES, INC., a California corporation ("SUN TEN"), each referred to individually as "Party" and jointly as "Parties".

                              II. RECITALS

     2.1 ENDLESS YOUTH is the owner of nutritional supplement products called "ENDLESS YOUTH AM" and "ENDLESS YOUTH PM" ("Products").

     2.2 In or about 1997 ENDLESS YOUTH contracted wth SUN TEN for the manufacture of certain packets of capsules of the Products.

     2.3 In the spring of 1998, as a result of a contract wtih ENDLESS YOUTH, VENDOR SERVICES, INC. contracted with SUN TEN for the production of tablets of the Products, from which ENDLESS YOUTH expected to receive income.

     2.4 In December 1997, STEPHEN PAUL, an employee of SUN TEN, appeared, without compensation from SUN TEN, for the purpose of appearing at a production of a broadcast program made for the purpose of marketing the Products.

     2.5 Some of the tablets manufactured for VENDOR SERVICES, INC., specifically the ENDLESS YOUTH AM, disintegrated after a period of shelf life. These Products could not be distributed, were quarantined and are held by VENDOR SERVICES, INC.

     2.6 ENDLESS YOUTH lost money as a result of this manufacturing process, the exact


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amount of which is unknown.

     2.7 ENDLESS YOUTH has brought to the attention of, and claimed damages from SUN TEN of a problem regarding the contents shown on the label of the Products.

     2.8 ENDLESS YOUTH has brought to the attention of, and claimed damages from SUN TEN, of a possible claim for damages as a result of claims regarding the ingredients of the Products as set forth in the broadcast program for marketing ("Infomercial") in which Stephen Paul appeared.

     2.9 The parties desire to settle all of their claims arising from the direct contractual relationship that SUN TEN had with ENDLESS YOUTH, or claims of ENDLESS YOUTH which arise or are related to and through the contract for manufacture of the Products for VENDOR SERVICES, INC.

     NOW, THEREFORE, to settle all claims related to the contractual relationship of SUN TEN LABORATORIES, INC. with ENDLESS YOUTH PRODUCTS, INC., or the financial claims or losses of ENDLESS YOUTH related to SUN TEN's contract with VENDOR SERVICES, INC. for the manufacture of the Products, or labeling or claims regarding ingredients of the Products, the parties agree as follows.

                              III. RELEASE

     3.1 GENERAL RELEASE. ENDLESS YOUTH and SUN TEN, for themselves and for their respective successors, assigns, representatives, agents, attorneys, employees, shareholders, directors and officers, and each of them, do hereby absolutely, fully and forever, release, relieve, waive, relinquish and discharge each other and their successors, assigns, representatives, agents, attorneys,


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and each of them, of and from any and all manner of action or actions, cause or causes of action, suits, debts, deficiencies, liabilities, demands, obligations, costs, expenses, sums of money, controversies, damages, accounts, reckonings and liens of every kind or nature whatsoever, whether known or unknown, suspected or unsuspected, which relate to, or arise out of any matter, fact or transaction which occurred at any time between these parties, prior to the date of this Agreement, whether or not the right to sue thereon is accrued, known or suspected.

     3.2 BAR OF ACTION. Upon execution by all parties to this Agreement, this Agreement shall be effective as a full and final accord and satisfaction and settlement of, and as a bar to each and every manner of action or actions, cause or causes of action, suits, debts, deficiencies, liabilities, demands, obligations, costs, expenses, sums of money, controversies, damages, accounts, reckonings and liens of every kind or nature, which any party has or has had against any other party to hereto. It is the specific intent of the parties that this will fully and finally absolutely and forever settle any and all claims, disputes and differences which do now exist or heretofore have existed between the parties to this agreement related in any way to the matters set forth in the Recitals listed above, and that these mutual releases herein given shall be and will remain in effect for all time as full and complete General Mutual Releases notwithstanding the discovery of any additional facts which are related to those claims or potential claims set forth in the Recitals above.

     3.3 TERMS OF SETTLEMENT. SUN TEN shall pay to ENDLESS YOUTH the sum of ONE HUNDRED THIRTY THOUSAND and 00/100 Dollars ($130,000.00) which shall be due and payable immediately upon execution of this Agreement and shall be paid by wire transfer to the account of ENDLESS YOUTH PRODUCTS, INC. as instructed by NEAL WALLACH, its President, and delivered to JOSEPH E. MUDD, attorney for SUN TEN.

     3.4 COMPROMISE. The parties agree that this is a compromise settlement. Neither SUN


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TEN nor its employees, agents, shareholders, directors or assigns, by means of this Agreement, intend to make any specific admissions or representations concerning their liability, or the amount of damages which may or may not have been suffered by ENDLESS YOUTH.

     3.5 CONFIDENTIALITY. It is understood and agreed by the parties to this Agreement that the contents and existence of this Agreement shall be considered confidential and shall not be discussed with or disclosed to any third person or entity by either party, except with the prior written consent and approval of the other party, or upon the order of a court of competent jurisdiction. Violation of this provision compelling confidentiality shall render the party disclosing the contents or existence of this Agreement liable for consequential damages suffered by the other party on account of such disclosure.

     3.6 NATURE OF PAYMENT TO BE MADE. Payment to be made by SUN TEN is agreed to represent a compromise and may be deemed by ENDLESS YOUTH as licensing amounts which it would have received from third parties on or before July 7, 1999.

                            IV. MISCELLANEOUS

     4.1 INDEPENDENT INVESTIGATION. In entering into this Agreement, each party hereto acknowledges that he/she has conducted his/her own independent investigation, has consulted with legal counsel of his/her own choice, and has not relied on any statement, representation, promise, inducement or agreement not expressly contained within this Agreement.

     4.2 ATTORNEYS' FEES. In the event that it becomes necessary for any party to take any action to enforce the provisions of this Agreement, all fees incurred with respect thereto, including reasonable attorneys' fees, shall be recoverable by the prevailing party.


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DATED:  July 7th, 1999                   SUN TEN LABORATORIES, INC., a
      -------------------------------    California corporation

                                         By: /s/ [Illegible]
                                            ---------------------------------
                                             Its VP


DATED:  July 7, 1999                     ENDLESS YOUTH PRODUCTS, INC., a
      -------------------------------    Nevada corporation

                                         By: /s/ Neal K. Wallach
                                            ---------------------------------
                                             Its President



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